Exhibit 99.1(a)(1)(D)

Personnel Option Status	EA.com Inc. ID: 94-3346904 209 Redwood Shores Parkway Redwood City, CA 94065

AS OF 3/14/2003

Name: Address: City, State, Zip Code Location:	ID:

Option Number	Option Date	Options Granted	Option Price	Options Outstanding